                                                                    EXHIBIT 99.1

Dennis E. Valentine                          The Investor Relations Group
Chief Financial Officer                      Laura Wyrick / Dian Griesel, Ph.D.
Phone: 760-602-3292                          Phone: 212-825-3210

FOR IMMEDIATE RELEASE

                            JMAR TECHNOLOGIES REPORTS
               75% REDUCTION IN NET LOSS FOR THIRD QUARTER OF 2003

         - SALE OF PRECISION EQUIPMENT BUSINESS IMPROVES BOTTOM LINE

SAN DIEGO, CA - NOVEMBER 13, 2003 - JMAR TECHNOLOGIES, INC. (NASDAQ: JMAR), today reported a net loss for the quarter ended September 30, 2003 of ($624,161), compared to a net loss for the quarter ended September 30, 2002 of ($2,836,656). The 2003 net loss includes a loss of ($53,673) related to the operations of JMAR Precision Systems, Inc. (JPSI) and the standard chip business of JMAR Semiconductor, Inc. (JSI), both of which were discontinued in 2002, and a non-cash interest charge of $180,826 related to the Company's line of credit. The net loss for 2002 included a loss from discontinued operations of ($1,321,299) and a charge of $1,074,324 relating to the obligation to pay certain retirement benefits to the Company's former Chairman and Chief Executive Officer, which included a non-cash charge related to the modification of his options and warrants.

Revenue for the three months ended September 30, 2003 declined 39% to $3,964,930 from revenues of $6,462,633 in the corresponding quarter of 2002. The revenues for the third quarter of 2002 were significantly greater than the 2003 third quarter primarily due to the accumulation of $1.5 million in unfunded costs that were incurred in the second quarter of 2002, but that could not be recognized as revenue until additional funding under the DARPA contract was received in the third quarter of 2002. In addition, there was a decrease in the third quarter of 2003 of other contract revenues of the Company's Systems Division of approximately $400,000.

For the nine months ended September 30, 2003, revenues declined 6% to $13,726,298 from $14,656,910 in the comparable period of 2002. The net loss for the first nine months of 2003 was ($2,868,002), compared to a net loss for the nine months ended September 30, 2002 of ($4,586,442). The net loss for the first nine months of 2003 includes a loss from discontinued operations of ($1,200,490), while the net loss for the same nine month period of 2002 included a loss from discontinued operations of ($3,620,952), and a gain of $1,349,721 from the sale of marketable securities.

The decrease in revenues for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 was primarily attributable to a decrease in revenues related to the DARPA contract of $2.9 million due to lower funding received on that contract. This decrease was offset in part by an increase in contract revenues at the Microelectronics Division of $1.5 million, related to the receipt of approximately $5 million in contracts from General

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JMAR TECHNOLOGIES REPORTS 75% REDUCTION IN NET LOSS FOR THIRD QUARTER OF 2003/2

Dynamics Advanced Information Systems ("GDAIS") in February 2003. Also, in May 2002, the Systems Division received an approximately $10 million contract from Naval Air Warfare Center AD for sub-100nm X-ray masks for Next Generation Lithography Systems (the "Navair Contract"). For the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002, there was an increase in the Navair Contract revenues of $853,000.

In addition to $2.6 million in DARPA funding expected by December 31, 2003, the Company expects another $5.4 million in funding from DARPA in 2004. In 2004, the Company expects continuing funding of $2.4 million under the Navair Contract and $1.5 million under the GDAIS contract.

JMAR's total Research, Development and Engineering (RD&E) expenditures from both customers and Company funded programs for the development of high-performance microelectronics manufacturing equipment represented 60% and 71% of sales for the three months ended September 30, 2003 and 2002, respectively, and 59% and 67% of sales for the first nine months of those years. Contract funding supported the continued development of the Company's high-power laser technology and its CPL(TM) source and stepper systems.

Ronald A. Walrod, JMAR's Chief Executive Officer said, "The anticipated financial consequence of the tough but necessary action we took earlier in the year to sell JPSI and reduce staff is now starting to show up as a significant improvement to our bottom line. Over the past quarter, JMAR has become a leaner, more focused company and management will continue to act aggressively to align JMAR's cost structure to its revenue base."

"As we near completion of our government contracts for JMAR's X-ray lithography source development, we seek to expand our customer base and reestablish solid revenue growth. We are working to capitalize on JMAR's existing intellectual property (IP) to create new business opportunities, even while we continue development and commercialization of CPL. Over the past three years, we have created a valuable portfolio of laser and laser produced plasma (LPP) target patent rights that now can be offered as the basis for EUV Source contract development. We are also evaluating new product opportunities for JMAR in X-ray imaging and analytical systems requiring high brightness laser and laser produced plasma technology. To further expand the base for future JMAR growth, we are actively marketing existing READ hazardous material sensor technology to meet urgent needs in military and homeland security applications."

JMAR Chief Financial Officer, Dennis E. Valentine commented, "The significant improvement in the bottom line for the third quarter of 2003 as compared to both the second quarter of 2003 and the corresponding quarter of 2002, is a strong indicator of the positive actions taken by management in the last year. That this improvement came despite lower revenues is particularly noteworthy. JMAR's financial goal continues to be the achievement of operating breakeven and ultimately profitability. Also, this quarter we raised $1.5 million, in addition to the $5 million in financing arranged during the first quarter, thereby strengthening our balance sheet and increasing our liquidity."

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JMAR TECHNOLOGIES REPORTS 75% REDUCTION IN NET LOSS FOR THIRD QUARTER OF 2003/3

Headquartered in San Diego, California, JMAR Technologies, Inc., is the originator of Collimated Plasma Lithography (CPL(TM)), a next-generation lithography (NGL) alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPL, JMAR develops other products for the public and private sectors based on its proprietary "Britelight(TM)" laser light source. JMAR's operations include its laser and laser-produced plasma Research Division in San Diego, California; its Systems Division in Burlington, Vermont, where CPL Stepper Systems and other products are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government's Defense Microelectronics Activity semiconductor fabrication facility.

This news release contains certain "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including unanticipated delays in the efforts to improve the reliability of the Company's CPL systems, delays in receipt of funding of government contracts, reductions in the expected amounts of government contract funding, and delays in or the inability to obtain other financing in a timely manner and other risks detailed in the Company's 2002 Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

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                                 FINANCIAL DATA
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                        Three Months Ended September 30,    Nine Months Ended September 30,
                                        --------------------------------    --------------------------------
                                             2003              2002              2003              2002
                                             ----              ----              ----              ----
Sales                                   $    3,964,930    $    6,462,633    $   13,726,298    $   14,656,910

Loss from Operations                          (309,640)       (1,471,282)       (1,231,896)       (1,707,381)

Loss from Continuing Operations               (570,488)       (1,515,357)       (1,667,512)         (965,490)

Loss from Discontinued Operations              (53,673)       (1,321,299)       (1,200,490)       (3,620,952)

Net Loss                                      (624,161)       (2,836,656)       (2,868,002)       (4,586,442)

Preferred Stock Dividends                     (439,290)                -          (668,743)                -

Loss Applicable to Common Stock             (1,063,451)       (2,836,656)       (3,536,745)       (4,586,442)

Loss per Share:

Continuing Operations (*)                        (0.04)            (0.06)            (0.09)            (0.04)

Discontinued Operations                              -             (0.06)            (0.05)            (0.16)

Total                                            (0.04)            (0.12)            (0.14)            (0.20)

*Includes preferred stock dividends

                           SELECTED BALANCE SHEET DATA

                                           September 30,       June 30,        December 31,
                                               2003              2003             2002
                                           --------------      --------        ------------
                                            (Unaudited)      (Unaudited)
Assets                                     $   12,011,901   $   12,940,772    $   15,121,660

Unrestricted Cash                               2,193,778        2,144,825         2,246,264

Restricted Cash                                   189,704          668,416         1,550,000

Working Capital (Deficit)                         173,573       (1,543,964)         (780,117)

Line of Credit                                    100,584        2,204,953         1,500,000

Long Term Debt                                    516,901          510,192         1,708,804

Redeemable Convertible Preferred Stock          1,451,237          794,509                 -

Shareholders' Equity                            3,875,534        2,838,993         3,677,994

For further details please see the full text of JMAR's Form 10-Q for the three and nine months ended September 30, 2003 available from JMAR or at www.sec.gov.

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